                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                  Amendment No.

                            PRIMEX TECHNOLOGIES, INC.
                                     COMMON
                                CUSIP: 741597108

                                January 31, 1997

Check the following box if a fee is being paid with this statement _

    ---------------------------------------------------------------------------------------------
     (1)     Names of Reporting Persons S.S. or I.R.S.             Wachovia Corporation
    Identification Nos. of Above Persons                           56-1473727
    ---------------------------------------------------------------------------------------------
     (2)     Check the Appropriate Box if a Member of a Group      (a)      N/A
    (See Instructions)
                                                                   ------------------------------
                                                                   (b)      N/A
    ---------------------------------------------------------------------------------------------
     (3)     SEC Use Only
    ---------------------------------------------------------------------------------------------
     (4)     Citizenship or Place of Organization                  North Carolina
    ---------------------------------------------------------------------------------------------
    Number of Shares Beneficially Owned by Each Reporting Person
    With
    ---------------- ----------------------------------------------------------------------------
                      (5)     Sole Voting Power                                           26,490
                     ----------------------------------------------------------------------------
                      (6)     Shared Voting Power                                        742,757
                     ----------------------------------------------------------------------------
                      (7)     Sole Dispositive Power                                      25,218
                     ----------------------------------------------------------------------------
                      (8)     Shared Dispositive Power                                     1,686
    ---------------------------------------------------------------------------------------------
     (9)     Aggregate Amount Beneficially Owned by Each                                 769,661
    Reporting Person
    ---------------------------------------------------------------------------------------------
             (10)  Check if Aggregate Amount in Row 9 Excludes
             Certain Shares (See Instructions)
    ---------------------------------------------------------------------------------------------
    (11)     Percent of Class Represented by Amount in Row 9                   15.4%
    ---------------------------------------------------------------------------------------------
    (12)     Type of Reporting Person
             (See Instructions)                                                 HC
    ---------------------------------------------------------------------------------------------

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ITEM 1 (A)        NAME OF ISSUER:

                         See cover page.

ITEM 1 (B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         10101 Ninth Street North
                         St. Petersburg, FL  33716

ITEM 2 (A)        NAME OF PERSON FILING:

                  A.     See cover page.

ITEM 2 (B)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  A.     301 North Main Street
                         Winston-Salem, North Carolina 27150-3099

ITEM 2 (C)        CITIZENSHIP:

                  A.     See cover page.

ITEM 2 (D)        TITLE OF CLASS OF SECURITIES:

                         See cover page.

ITEM 2 (E)        CUSIP NUMBER:

                         See cover page.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-3(B), CHECK WHETHER THE PERSON FILING IS A:

                  (G)    (X)     PARENT HOLDING COMPANY, IN ACCORDANCE WITH
                                 240.13D-1(B)(II)(G) (NOTE: SEE ITEM 7)
ITEM 4            OWNERSHIP.

                  IF THE PERCENT OF THE CLASS OWNED, AS OF DECEMBER 31 OF THE YEAR COVERED BY THE STATEMENT, OR AS OF THE LAST DAY OF ANY MONTH DESCRIBED IN RULE 13D-1 (B)(2), IF APPLICABLE, EXCEEDS FIVE PERCENT, PROVIDE THE FOLLOWING INFORMATION AS OF THAT DATE AND IDENTIFY THOSE SHARES WHICH THERE IS A RIGHT TO ACQUIRE.

                  WACHOVIA CORPORATION

                  (A)      AMOUNT BENEFICIALLY OWNED:            See cover page

                  (B)      PERCENT OF CLASS:                     See cover page

                  (C)      NUMBER OF SHARES AS TO WHICH
                           SUCH PERSON HAS:

                     (I)      SOLE POWER TO VOTE OR TO           See coverpage
                              DIRECT THE VOTE

                     (II)     SHARED POWER TO VOTE OR TO         See cover page
                              DIRECT THE VOTE

                     (III)    SOLE POWER TO DISPOSE OR TO        See cover page
                              DIRECT THE DISPOSITION OF

                     (IV)     SHARED POWER TO DISPOSE OR TO      See cover page
                              OF DIRECT THE DISPOSITION

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                         N/A

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                         N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  The securities to which this report relates are held by Wachovia Bank of North Carolina, NA, Wachovia Bank of Georgia, NA and Wachovia Bank of South Carolina, NA as trustees. (See Exhibit A.)

                  This filing should not be construed as an admission that the trustees or their parent, Wachovia Corporation, are, for the purposes of Section 13(d) or 13(g) of the Act, beneficial owners of any securities covered by this statement.

ITEM 10           CERTIFICATION:

                  BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     DATE:    February 10, 1997

     FOR:     Wachovia Corporation


     BY:      /s/ Ricky B. Nicks
              -----------------------------------------
              Attorney-in-Fact
              Ricky B. Nicks, Executive Vice President
              Wachovia Operational Services Corporation
              (Authorized by Wachovia Corporation under a limited power of attorney. Copy attached.)


--------------------------------------------------------------------------------
                                    EXHIBIT A
The following entities agree that this Schedule 13G is filed on their behalf by the Wachovia Corporation.

-----------------------------------------------------------------------------------------------------------------------------------
                                    IRS IDENTIFICATION
        SUBSIDIARY                        NUMBER                ITEM 3 CLASSIFICATION
----------------------------------------------------------------------------------------------------------------------------------
Wachovia Bank of Georgia, N.A.          58-0242985     Bank as defined by section 3(a)(6) of the Act
-----------------------------------------------------------------------------------------------------------
Wachovia Bank of North Carolina, N.A.   56-0927594     Bank as defined by section 3(a)(6) of the Act
-----------------------------------------------------------------------------------------------------------
Wachovia Bank of South Carolina, N.A.   57-0539952     Bank as defined by section 3(a)(6) of the Act
-----------------------------------------------------------------------------------------------------------

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                            LIMITED POWER OF ATTORNEY

         The undersigned, on behalf of Wachovia Corporation, hereby constitutes and appoints Ricky B. Nicks, Executive Vice President, Wachovia Operational Services Corporation, as attorney in fact to execute and cause to be filed from time to time with the United States Securities and Exchange Commission (the "Commission") in the name, place and stead of Wachovia Corporation, reports pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and to the rules and regulations thereunder, as to beneficial ownership of securities. This power shall remain in force until revoked and may be relied upon by the Commission as being in force until it is notified in writing of such revocation.

         IN WITNESS WHEREOF, the undersigned has herewith set his hand on the 12th day of February, 1996.

                                          WACHOVIA CORPORATION


                                          By:  /s/ L. M. Baker, Jr.
                                               --------------------------------
                                                   L. M. Baker, Jr.
                                                   President and
                                                   Chief Executive Officer

Attest:

/s/ Alice Washington Grogan
---------------------------
Secretary

(Corporate Seal)

STATE OF NORTH CAROLINA
COUNTY OF FORSYTH

         On this 12th day of February, 1996, personally appeared before me the said named L. M. Baker, Jr., President and Chief Executive Officer of Wachovia Corporation, to me known and known to me to be the person described in and who executed the foregoing instrument and he acknowledged he executed the same and being duly sworn by me, made the oath that the statements in the foregoing instrument are true.

My commission expires:     October 23, 1999.
                           -----------------
                           /s/ Vickie M.Hampton
                           --------------------
                           Notary Public

(Official Seal)

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